Exhibit 99.1

FINISH LINE REPORTS RECORD FOURTH QUARTER AND YEAR EARNINGS AND

ANNOUNCES LEASE ACCOUNTING CHANGES TO REFLECT SEC’S GUIDANCE

INDIANAPOLIS March 23, 2005—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced results for the fourth quarter and fiscal year ended February 26, 2005.

FOURTH QUARTER RESULTS:

Net sales increased 18% (eighteen percent) to $361.4 million for the thirteen weeks ended February 26, 2005 (the “fourth quarter” or “Q4”) compared to $305.3 million reported for the thirteen weeks last year ended February 28, 2004 (“Q4 LY”). Comparable store net sales increased 8% (eight percent) for Q4 on top of a 19% (nineteen percent) increase reported for Q4 LY.

Net income for Q4 was $28.2 million or $.57 per diluted share versus $21.1 million or $.43 per diluted share on a restated basis for Q4 LY, an increase of 33% in diluted income per share. Diluted weighted average shares outstanding were 49,601,000 for the thirteen weeks ended February 26, 2005, versus 49,031,000 shares outstanding for the thirteen weeks ended February 28, 2004.

FISCAL YEAR RESULTS:

Net sales increased 18% (eighteen percent) to $1.167 billion for the fifty-two weeks ended February 26, 2005 (“Fiscal 2005”) compared to $985.9 million for the fifty-two weeks ended February 28, 2004 (“Fiscal 2004”). Comparable store net sales increased 9% (nine percent) for Fiscal 2005 on top of a 20% (twenty percent) increase for Fiscal 2004.

Reported net income for Fiscal 2005 was $61.3 million or $1.24 per diluted share versus $47.3 million or $.98 per diluted share on a restated basis for Fiscal 2004. Included in Fiscal 2004 is the benefit from the gain on the tornado insurance settlement of $.01 per diluted share. Excluding the insurance settlement noted above, Fiscal 2004 adjusted net income per diluted share would have been $.97. As a result, Fiscal 2005 earnings per diluted share of $1.24 increased 28% versus comparable earnings of $.97 per diluted share for Fiscal 2004. Diluted weighted average shares outstanding were 49,377,000 for Fiscal 2005, versus 48,272,000 shares outstanding for Fiscal 2004.

Mr. Cohen stated, “ Fiscal 2005 was a record year for Finish Line and we are pleased to announce a 33% increase in diluted earnings per share for the fourth quarter of Fiscal 2005 and a 28% increase in reported diluted earnings per share for the full fiscal year. Our operating margin of 8.3% for Fiscal 2005 exceeded our goal of 8.1% we had set at the beginning of the year. In addition, our acquisition of the Man Alive chain effective as of January 29, 2005 offers another growth vehicle for the future.”

LEASE ACCOUNTING ISSUES:

Consistent with many other retailers, Finish Line historically has accounted for construction allowances received from landlords on its balance sheets as a reduction of property and equipment, and amortized the allowances over the lives of the related assets. After consultation with its independent auditors and its Audit Committee, the Company has determined that this method of accounting is not consistent with the views expressed in a letter dated February 7, 2005 from the Chief Accountant of the SEC to the American Institute of Certified Public Accountants. As a result, Finish Line reclassified construction allowances from property and equipment to deferred rent liabilities on its Balance Sheets for all periods presented. This had the effect of increasing capital expenditures, with an offsetting increase in depreciation and deferred rent on its Statement of Cash Flows. Accordingly, there was no effect on cash.

In addition, the Company has determined that its calculation of straight line rents should be modified. The Company had recognized straight line expense for leases beginning on the commencement date of the lease, which had the effect of excluding the store build-out periods from the calculation of the period over which it expensed rent. The Company restated its results to reflect straight line expense over the lease term including any rent-free build-out periods.

All financial data in this release affected by these changes has been adjusted or restated, as applicable. To reclassify the construction allowances and adjust straight-line rents, property and equipment on the fiscal 2005 Balance Sheet increased by approximately $36.2 million, and the liability for deferred rent increased by approximately $41.6 million. The restatement had no effect on earnings per diluted share for the fourth quarter and Fiscal 2005 was effected by a charge to earnings of $.01 per diluted share. The adjustment to earnings in each of the affected years is a non-cash item. The estimated cumulative effect on Retained Earnings as of the beginning of the year for Fiscal 2003 will be a reduction of approximately $2.3 million. The net income effect for Fiscal 2003, Fiscal 2004 and Fiscal 2005 was a charge of $0.4 million, a benefit of $0.1 million and a charge of $0.7 million, respectively.

Additional information regarding the restatement can be found in the Company’s Current Report on Form 8-K filed with the SEC today. The Company expects to file the corrections to its annual and interim financial statements in its annual report on Form 10-K for the fiscal year ended February 26, 2005. The Company’s Forms 10-Q for fiscal 2006 will reflect the restated information for the corresponding quarters in fiscal 2005.

INVENTORY AND STORE INFORMATION:

Merchandise inventories on a consolidated basis (including Man Alive) were $241.2 million at February 26, 2005. Finish Line store merchandise inventories were $237.5 million at fiscal year end compared to $192.6 million at February 28, 2004. On a per square foot basis Finish Line store merchandise inventories at fiscal year end increased approximately 11% (eleven percent) compared to one year ago.

Finish Line operated 598 stores at February 26, 2005, an increase of 13% (thirteen percent) over the 531 stores operated one year ago. For the year, Finish Line opened 71 new stores, remodeled 27 existing stores and closed 4 stores with retail square footage increasing 11% (eleven percent) to 3,414,000 at February 26, 2005 versus 3,081,000 at February 28, 2004. As of February 26, 2005, Man Alive operated 37 stores totaling 105,000 square feet.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Thursday March 24th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 4107872). Those interested in listening to the call on the web can do so at www.finishline.com/ourcompany.asp.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 4107872). This replay will be available commencing at approximately 9:45 ET on Thursday, March 24th and will remain available through March 25th. In addition, the replay will be available on the web at www.finishline.com.

Reported results are presented in accordance with accounting principles generally accepted in the United States of America. Adjusted results are non-GAAP and are from continuing operations and exclude the insurance settlement gain related to a tornado. The reported results for all operations and reconciliation between reported and non-GAAP adjusted results are attached to this press release.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 605 Finish Line stores in 46 states and online. In addition, the Company also operates 37 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	As Restated		As Restated
	Thirteen Weeks Ended		Fifty-two Weeks Ended
	February 26, 2005	February 28, 2004	February 26, 2005	February 28, 2004
Net Sales	$361,386	$305,262	$1,166,767	$985,891
Cost of Sales (including occupancy expenses)	242,046	205,957	798,033	681,561

Gross profit	119,340	99,305	368,734	304,330

Selling, general, and administrative expenses	74,586	65,409	271,787	229,842
Insurance settlement	—	—	—	(1,228)
Interest income - net	363	178	1,076	651

Income before income taxes	45,117	34,074	98,023	76,367
Income taxes	16,920	12,948	36,760	29,020

Net income	$28,197	$21,126	$61,263	$47,347

Diluted weighted average shares outstanding (1)	49,601	49,031	49,377	48,272

Diluted net income per share (1)	$0.57	$0.43	$1.24	$0.98

Dividends declared per share	$0.025	—	$0.075	—

Reconciliation of GAAP net income to non-GAAP adjusted net income
GAAP net income	$28,197	$21,126	$61,263	$47,347
Adjustments to GAAP income:
Insurance settlement	—	—	—	(1,228)

	28,197	21,126	61,263	46,119
Tax effect	—	—	—	467

Non-GAAP adjusted net income	$28,197	$21,126	$61,263	$46,586

Diluted weighted average shares outstanding (1)	49,601	49,031	49,377	48,272

Non-GAAP adjusted diluted net income per share on a comparable basis to previous guidance (1)	$0.57	$0.43	$1.24	$0.97

Condensed Consolidated Balance Sheets (Unaudited)

	February 26, 2005	As Restated February 28, 2004

ASSETS
Cash and marketable securities	$113,166	$95,852
Merchandise inventories	241,242	192,599
Other current assets	17,392	9,087
Property and equipment, net	188,298	156,027
Other assets	13,897	7,178

Total assets	$573,995	$460,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$135,991	$93,334
Deferred rent payments	50,533	46,755
Other liabilities	1,500	—
Shareholders’ equity	385,971	320,654

Total liabilities and shareholders’ equity	$573,995	$460,743

(1)	Amounts presented for all periods give effect to the 2 for 1 stock split on November 17, 2004.